EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Kohl’s Names Doug Howe Chief Merchandising Officer

MENOMONEE FALLS, Wis., May 2, 2018 – Kohl’s (NYSE: KSS) today announced 30-year retail veteran Doug Howe has been named the company’s chief merchandising officer. In this role, Howe will be responsible for Kohl’s overall merchandise strategy and all merchandising functions, including buying, planning, product design and development, sourcing, and merchandising transformation efforts. He will continue to drive the company’s key strategies of cultivating a strong portfolio of national and proprietary brands, accelerating speed to market, and delivering strong inventory management. Howe will report directly to CEO-elect Michelle Gass.

“Doug is a proven merchant and a visionary leader with a strong track record of driving growth through compelling products, brands, and customer experiences,” said Gass. “He brings a unique combination of skills given his extensive background in working across digital retail channels, department stores, and mass retailers.”

“I am impressed by Doug’s collaborative leadership style and his passion for developing talent,” Gass continued. “He has a deep respect for Kohl’s and the journey we are on, and I am confident that he will bring great value to our thinking and our plans for the future.”

“I’m very excited to join Kohl’s – a company I’ve admired for many years,” said Howe. “Specifically, I’m motivated by the unwavering focus placed on product, and the importance of providing customers with quality brands at compelling values. As Kohl’s continues to transform, the future looks very bright, and the evolution in recent years is exciting and inspiring as they are standing out in the industry.”

Prior to joining Kohl’s, Howe was Global Chief Merchandising Officer at the Qurate Retail Group, leading QVC’s and HSN’s product leadership agenda by identifying emerging trends and white spaces for growth, developing category strategies, and attracting top vendors and providing product services to the Group’s businesses. Prior to being named Chief Merchandising Officer for Qurate Retail Group, he led QVC’s Merchandising efforts for ten years and played an instrumental role in the growth of QVC’s fashion business and development of the company’s proprietary businesses.

Prior to QVC, Howe held leadership roles with Gap Inc. in product design and development. He also held various merchandising leadership roles at Walmart, including SVP of Strategy, Design and Development. Howe started his retail career at May Department Stores, where he held several successive positions in the merchandise division, including Senior Vice President & GMM.

Howe earned his bachelor’s degree in business administration from Creighton University.

About Kohl’s

Kohl’s (NYSE: KSS) is a leading omnichannel retailer with more than 1,100 stores in 49 states. With a commitment to inspiring and empowering families to lead fulfilled lives, Kohl’s offers amazing national and proprietary brands, incredible savings and an easy shopping experience in our stores, online at Kohls.com and on Kohl's mobile app. Throughout its history, Kohl's has given more than $650 million to support communities nationwide. For a list of store locations or to shop online, visit Kohls.com. For more information about Kohl’s impact in the community or how to join our winning team, visit Corporate.Kohls.com or follow @KohlsNews on Twitter.

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Contact:

Jen Johnson, 262-703-5241, Jen.Johnson@Kohls.com

Julia Fennelly, 262-703-1710, Julia.Fennelly@Kohls.com